UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) July 1, 2002


                                CenturyTel, Inc.

             (Exact name of registrant as specified in its charter)


       Louisiana                     1-7784                     72-0651161
    (State or other             (Commission File              (IRS Employer
    jurisdiction of                  Number)                Identification No.)
    incorporation)

      100 CenturyTel Drive, Monroe, Louisiana                    71203
       (Address of principal executive offices)               (Zip Code)


     Registrant's telephone number, including area code      (318) 388-9000


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Pursuant to an asset purchase agreement dated October 22, 2001, on July 1, 2002, an affiliate of CenturyTel, Inc. (the "Company") purchased from affiliates of Verizon Communications, Inc. ("Verizon") assets comprising all of Verizon's local exchange telephone operations in the state of Alabama for approximately $1.0 billion cash.

The assets purchased include (i) all telephone access lines (which numbered nearly 300,000) and related property and equipment comprising Verizon's local exchange operations in 90 exchanges in predominantly rural markets throughout Alabama, (ii) Verizon's assets used to provide digital subscriber line ("DSL") and other high speed data services within the purchased exchanges and (iii) approximately 1,400 route miles of fiber optic cable within the purchased exchanges. The acquired assets do not include Verizon's cellular, PCS, long distance, dial-up Internet, or directory publishing operations, or rights under various Verizon contracts, including those relating to customer premise equipment. The Company will not assume any liabilities of Verizon other (i) than those associated with contracts, facilities and certain other assets transferred in connection with the purchase and (ii) certain employee-related liabilities, including liabilities for postretirement health benefits.

To finance this acquisition on a short-term basis, the Company (i) utilized net proceeds of approximately $483.4 million from the issuance of 20 million equity units at $25 per unit in early May 2002, (ii) borrowed $395 million on a floating rate basis under a $600 million short term bridge loan facility entered into in May 2002 with Goldman Sachs Credit Partners L.P. (as Sole Lead Arranger, Sole Bookrunner and Lender), SunTrust Capital Markets, Inc. (as Administrative Agent), Bank One, NA and Wachovia Bank, National Association (as Co-Documentation Agents and Lenders) and SunTrust Bank (as Lender), (iii) utilized approximately $85 million of available cash on hand and (iv) financed the remainder of the purchase price from the issuance of commercial paper.

Depending on market conditions and other factors, the Company expects to permanently finance this transaction, along with the $1.159 billion pending acquisition of Verizon local exchange assets in Missouri and the repayment of approximately $473.4 million of debt due under an expiring credit facility, with the proceeds from the sale of its pending wireless divestiture (which are expected to be $1.3 billion after-tax), the $483.4 million of proceeds from the issuance of the equity units mentioned above, net proceeds from a possible sale of debt securities later this year and proceeds from $800 million of long-term credit facilities expected to be entered into in July 2002.

In addition to the continued provision of traditional local exchange telephone services, the Company intends to provide long distance, Internet access and other advanced technology services in certain of the acquired service areas.

The Company's press release announcing the completion of this transaction is filed as Exhibit 99.1 hereto.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

        (a)     Financial statements of Verizon properties acquired.

         Financial statements relating to the acquired Verizon assets in Alabama, along with the pending acquisition of Verizon assets in Missouri, will be filed within 75 days subsequent to July 1, 2002.

        (b)     Pro forma financial information.

         Pro forma financial information related to this transaction, along with the pending divestiture of the Company's wireless business and the pending acquisition of Verizon assets in Missouri, will be filed within 75 days subsequent to July 1, 2002.

        (c)     Exhibits

                       2.1 Asset Purchase Agreement, dated as of October 22, 2001, between Verizon South, Inc., Contel of the South, Inc. (d/b/a Verizon Mid-States) and CenturyTel of Alabama, LLC (incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the period ended September 30, 2001).

                       4.1 Credit Agreement, dated as of May 31, 2002, among CenturyTel, Inc., Goldman Sachs Credit Partners L.P. (as Sole Lead Arranger, Sole Bookrunner and Lender), SunTrust Capital Markets, Inc. (as Administrative Agent), Bank One, NA and Wachovia Bank, National Association (as Co-Documentation Agents and Lenders) and SunTrust Bank (as Lender).

                       99.1 Press release dated July 1, 2002 related to the Company's announcement of the purchase of certain assets in Alabama from Verizon Communications, Inc.


                                    SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CENTURYTEL, INC.

                                      By: /s/ Neil A. Sweasy
                                          ---------------------
                                          Neil A. Sweasy
                                          Vice President and Controller